Exhibit No. 99.1
News Release

CMC REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS

•Fourth quarter net earnings of $103.9 million, or $0.90 per diluted share; annual net earnings of $485.5 million, or $4.14 per diluted share
•Consolidated core EBITDA of $227.1 million in the fourth quarter; core EBITDA margin of 11.4%
•Solid construction activity provided stability in North America shipment volumes; margins pressured by decline in average steel pricing
•Tensar achieved its most profitable quarter to date as a division of CMC, driving the Emerging Businesses Group adjusted EBITDA margin to 21.7% in the fourth quarter
•Successful cost management actions improved Europe Steel Group fourth quarter adjusted EBITDA by $26.5 million on a year-over-year basis despite materially lower volumes and flat metal margins
•Strong generation of cash flow from operating activities in the fourth quarter and fiscal year 2024 of $351.8 million and $899.7 million, respectively
•Cash distributions to shareholders in the form of share repurchases and dividends amounted to $261.8 million in fiscal year 2024, an increase of 48% compared to fiscal year 2023

Irving, TX - October 17, 2024 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter ended August 31, 2024. Net earnings were $103.9 million, or $0.90 per diluted share, on net sales of $2.0 billion, compared to prior year period net earnings of $184.2 million, or $1.56 per diluted share, on net sales of $2.2 billion.

For the full year fiscal 2024, CMC reported net earnings of $485.5 million, or $4.14 per diluted share, on net sales of $7.9 billion compared to prior year net earnings of $859.8 million, or $7.25 per diluted share, on net sales of $8.8 billion.

"Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “Fiscal 2024 was another solid year for CMC with highlights including record employee safety performance for the second consecutive year, our third best financial results in the Company’s 109-year history, and meaningful advancement across several key strategic projects. During the fourth quarter, we felt the impact of increased macroeconomic and political uncertainty. Though strong by historical standards, our financial results were hampered by weaker sentiment that negatively influenced steel product pricing and margins. Certain contemplated construction projects appear to be on hold until greater clarity

(CMC Fourth Quarter Fiscal 2024 - 2)

emerges regarding the future path of interest rates and the outcome of U.S. elections. We believe the underlying near and long-term demand fundamentals remain strong based on customer conversations and continued healthy downstream bid activity underpinned by the structural trends of infrastructure investment, re-shoring of manufacturing, electrification, and the need to address a chronic housing shortage in the U.S."

Mr. Matt added, “During 2024, we made significant progress on the development of a key component of our long-term strategic plan – Transform, Advance, Grow (TAG), an enterprise wide operational and commercial excellence initiative – which we expect will support substantial value creation in the years ahead. The improvement program, which seeks to leverage our leading positions in most of our core markets, touches nearly every aspect of our business and aims to achieve higher through-the-cycle margins by lowering costs, increasing efficiency, and better capturing commercial opportunities across our business. We believe the execution of several early initiatives will begin yielding financial benefits in fiscal 2025.”

The Company's balance sheet and liquidity position remained strong. As of August 31, 2024, cash and cash equivalents totaled $857.9 million, with available liquidity of nearly $1.7 billion. During the quarter, CMC repurchased 1,001,096 shares of common stock valued at $54.8 million in the aggregate. As of August 31, 2024, $403.8 million remained available under the current share repurchase authorization.

On October 15, 2024, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on October 31, 2024, representing an increase of approximately 13% on a year-over-year basis. The dividend to be paid on November 14, 2024, marks the 240th consecutive quarterly payment by the Company.

Business Segments - Fiscal Fourth Quarter 2024 Review
Demand for CMC’s products in North America remained stable during the quarter. Average daily shipments of finished steel products were virtually unchanged compared to both the prior year and third quarter. The construction pipeline of potential future projects remained healthy as indicated by CMC’s downstream bidding activity and the Dodge Momentum Index, which measures the value of projects entering the planning phase. Though bid volumes were strong compared to historical levels, they have declined from the peaks of fiscal 2022 and fiscal 2023. Downstream backlog volumes were generally stable on both a year-over-year and sequential basis. Shipments of merchant products (MBQ) grew compared to the fourth quarter of fiscal 2023 as our ability to serve West Coast customers from our Arizona 2 micro mill facility has increased.

Adjusted EBITDA for the North America Steel Group decreased to $210.9 million in the fourth quarter of fiscal 2024 from $336.8 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel products and downstream products. Included in fourth quarter segment adjusted EBITDA were $15.1 million in costs, net of depreciation, related to the commissioning of CMC's Arizona 2 micro mill, which

(CMC Fourth Quarter Fiscal 2024 - 3)

compares to costs of $12.3 million incurred during the prior year period. The adjusted EBITDA margin for the North America Steel Group of 13.5% declined from 19.6% in the fourth quarter of fiscal 2023.

European market conditions in the fourth quarter were similar sequentially. Long-steel consumption remained substantially below historical levels. The beneficial impact of improving Polish demand in certain end market applications and regional supply discipline has been largely offset by increased import flows from neighboring nations that have sought an outlet for product not consumed within their home markets. The Europe Steel Group reported an adjusted EBITDA loss of $3.6 million, continuing the trend of improved financial performance compared to late fiscal 2023 and early fiscal 2024. On a sequential basis, financial results were essentially flat as positive contributions from higher shipment volumes and lower controllable costs were offset by an $8 per ton reduction in margins over scrap. Adjusted EBITDA increased by $26.5 million from the prior year period, driven entirely by cost management actions, which overcame an 18% decline in shipment volumes with no change in margins over scrap.

Emerging Businesses Group fourth quarter net sales of $195.6 million decreased by 6.2% compared to the prior year period, but improved 3.7% on a sequential basis. Adjusted EBITDA for the segment of $42.5 million was unchanged on a year-over-year basis and increased by 11.2% from the third quarter. Sales mix contributed positively to both year-over-year and sequential adjusted EBITDA performance, with a greater percentage of geogrid volumes composed of CMC’s highest margin proprietary offering, while shipments of Performance Reinforcing Steel also increased. Demand conditions in the North American markets remained resilient during the quarter with pipeline measures such as project quotes and backlog at healthy levels. Adjusted EBITDA margin of 21.7% was up 130 basis points compared to the prior year period.

Outlook
Mr. Matt said, “We expect consolidated financial results in our first quarter of fiscal 2025 to decline from the fourth quarter level as a consequence of continued macroeconomic uncertainty and temporary, dampened sentiment within certain areas of the construction industry. Finished steel shipments within the North America Steel Group are anticipated to follow normal seasonal trends, while adjusted EBITDA margin is expected to decrease on lower steel product margin over scrap cost. Adjusted EBITDA for our Europe Steel Group should experience a meaningful sequential increase, driven by the receipt of an annual CO2 credit that is expected to be within a range of $35 million to $40 million. Underlying financial performance for the Europe Steel Group is likely to remain similar to fourth quarter levels. Financial results for the Emerging Businesses Group are anticipated to decline due to normal seasonality and the impact of economic uncertainty within the United States and Europe.”

Mr. Matt concluded, “We believe current market conditions represent a transient period of softness created by uncertainty regarding important factors that influence any major capital investment – the cost of funding and

(CMC Fourth Quarter Fiscal 2024 - 4)

future government policy. Clarity will emerge in the coming months, and we believe, renewed strength in our core markets will follow.”

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2024 conference call today, Thursday, October 17, 2024, at 10:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Emerging Businesses Group, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as

(CMC Fourth Quarter Fiscal 2024 - 5)

required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2023, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our

(CMC Fourth Quarter Fiscal 2024 - 6)

ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2024 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2024	5/31/2024	2/29/2024	11/30/2023	8/31/2023	8/31/2024	8/31/2023
North America Steel Group
Net sales to external customers	$1,559,520	$1,671,358	$1,486,202	$1,592,650	$1,717,979	$6,309,730	$6,704,305
Adjusted EBITDA	210,932	246,304	222,294	266,820	336,843	946,350	1,328,431
Adjusted EBITDA margin	13.5%	14.7%	15.0%	16.8%	19.6%	15.0%	19.8%

External tons shipped
Raw materials	360	371	347	374	344	1,452	1,390
Rebar	522	520	460	522	542	2,024	1,967
Merchant bar and other	237	244	234	230	215	945	942
Steel products	759	764	694	752	757	2,969	2,909
Downstream products	361	371	316	346	387	1,394	1,466

Average selling price per ton
Raw materials	$866	$970	$880	$783	$838	$874	$840
Steel products	843	891	905	892	932	882	977
Downstream products	1,311	1,330	1,358	1,389	1,428	1,346	1,425

Cost of raw materials per ton	$664	$717	$658	$578	$606	$654	$615
Cost of ferrous scrap utilized per ton	$321	$353	$379	$343	$338	$348	$349

Steel products metal margin per ton	$522	$538	$526	$549	$594	$534	$628

Europe Steel Group
Net sales to external customers	$222,085	$208,806	$192,500	$225,175	$273,961	$848,566	$1,328,791
Adjusted EBITDA	(3,622)	(4,192)	(8,611)	38,942	(30,081)	22,517	48,473
Adjusted EBITDA margin	(1.6)%	(2.0)%	(4.5)%	17.3%	(11.0)%	2.7%	3.6%

External tons shipped
Rebar	98	80	64	122	151	364	684
Merchant bar and other	221	217	211	221	238	870	1,043
Steel products	319	297	275	343	389	1,234	1,727

Average selling price per ton
Steel products	$667	$681	$673	$633	$682	$663	$749

Cost of ferrous scrap utilized per ton	$383	$389	$394	$365	$398	$383	$395

Steel products metal margin per ton	$284	$292	$279	$268	$284	$280	$354

Emerging Businesses Group
Net sales to external customers	$195,571	$188,593	$155,994	$177,239	$208,559	$717,397	$721,746
Adjusted EBITDA	42,519	38,220	17,929	30,862	42,612	129,530	138,985
Adjusted EBITDA margin	21.7%	20.3%	11.5%	17.4%	20.4%	18.1%	19.3%

(CMC Fourth Quarter Fiscal 2024 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands)	8/31/2024	5/31/2024	2/29/2024	11/30/2023	8/31/2023	8/31/2024	8/31/2023
Net sales to external customers
North America Steel Group	$1,559,520	$1,671,358	$1,486,202	$1,592,650	$1,717,979	$6,309,730	$6,704,305
Europe Steel Group	222,085	208,806	192,500	225,175	273,961	848,566	1,328,791
Emerging Businesses Group	195,571	188,593	155,994	177,239	208,559	717,397	721,746
Corporate and Other	18,973	9,728	13,591	7,987	8,729	50,279	44,691
Total net sales to external customers	$1,996,149	$2,078,485	$1,848,287	$2,003,051	$2,209,228	$7,925,972	$8,799,533

Adjusted EBITDA
North America Steel Group	$210,932	$246,304	$222,294	$266,820	$336,843	$946,350	$1,328,431
Europe Steel Group	(3,622)	(4,192)	(8,611)	38,942	(30,081)	22,517	48,473
Emerging Businesses Group	42,519	38,220	17,929	30,862	42,612	129,530	138,985
Corporate and Other	(25,189)	(37,070)	(34,512)	(30,987)	(38,171)	(127,758)	(131,185)
Total adjusted EBITDA	$224,640	$243,262	$197,100	$305,637	$311,203	$970,639	$1,384,704

(CMC Fourth Quarter Fiscal 2024 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share and per share data)	2024	2023	2024	2023
Net sales	$1,996,149	$2,209,228	$7,925,972	$8,799,533
Costs and operating expenses:
Cost of goods sold	1,673,087	1,784,142	6,567,287	6,987,618
Selling, general and administrative expenses	170,612	175,185	668,413	646,041
Interest expense	12,142	8,259	47,893	40,127
Asset impairments	6,558	3,734	6,708	3,780
Net costs and operating expenses	1,862,399	1,971,320	7,290,301	7,677,566
Earnings before income taxes	133,750	237,908	635,671	1,121,967
Income taxes	29,819	53,742	150,180	262,207
Net earnings	$103,931	$184,166	$485,491	$859,760

Earnings per share:
Basic	$0.91	$1.58	$4.19	$7.34
Diluted	0.90	1.56	4.14	7.25

Cash dividends per share	$0.18	$0.16	$0.68	$0.64
Average basic shares outstanding	114,703,599	116,725,241	115,844,977	117,077,703
Average diluted shares outstanding	115,931,570	118,218,222	117,152,552	118,606,271

(CMC Fourth Quarter Fiscal 2024 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	August 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$857,922	$592,332
Accounts receivable (less allowance for doubtful accounts of $3,494 and $4,135)	1,158,946	1,240,217
Inventories	971,755	1,035,582
Prepaid and other current assets	285,489	276,024
Assets held for sale	18,656	—
Total current assets	3,292,768	3,144,155
Property, plant and equipment:
Land	165,674	160,067
Buildings and improvements	1,166,788	1,071,102
Equipment	3,317,537	3,089,007
Construction in process	261,321	213,651
	4,911,320	4,533,827
Less accumulated depreciation and amortization	(2,334,184)	(2,124,467)
Property, plant and equipment, net	2,577,136	2,409,360
Intangible assets, net	234,869	259,161
Goodwill	385,630	385,821
Other noncurrent assets	327,436	440,597
Total assets	$6,817,839	$6,639,094
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$350,550	$364,390
Accrued expenses and other payables	445,514	438,811
Current maturities of long-term debt and short-term borrowings	38,786	40,513
Total current liabilities	834,850	843,714
Deferred income taxes	276,908	306,801
Other noncurrent liabilities	255,222	253,181
Long-term debt	1,150,835	1,114,284
Total liabilities	2,517,815	2,517,980
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 114,104,057 and 116,515,427 shares	1,290	1,290
Additional paid-in capital	407,232	394,672
Accumulated other comprehensive loss	(85,952)	(3,778)
Retained earnings	4,503,885	4,097,262
Less treasury stock, 14,956,607 and 12,545,237 shares at cost	(526,679)	(368,573)
Stockholders' equity	4,299,776	4,120,873
Stockholders' equity attributable to non-controlling interests	248	241
Total stockholders' equity	4,300,024	4,121,114
Total liabilities and stockholders' equity	$6,817,839	$6,639,094

(CMC Fourth Quarter Fiscal 2024 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2024	2023
Cash flows from (used by) operating activities:
Net earnings	$485,491	$859,760
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	280,367	218,830
Stock-based compensation	45,066	60,529
Deferred income taxes and other long-term taxes	(15,319)	51,919
Write-down of inventory	5,098	11,286
Asset impairments	6,708	3,780
Net loss on sales of assets	3,321	2,327
Loss on debt extinguishment	11	179
Other	2,745	4,471
Settlement of New Markets Tax Credit transactions	(6,748)	(17,659)
Changes in operating assets and liabilities, net of acquisitions	92,968	148,681
Net cash flows from operating activities	899,708	1,344,103
Cash flows from (used by) investing activities:
Capital expenditures	(324,271)	(606,665)
Acquisitions, net of cash acquired	—	(234,717)
Proceeds from government grants related to property, plant and equipment	—	5,000
Other	1,269	1,155
Net cash flows used by investing activities	(323,002)	(835,227)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(36,346)	(389,756)
Debt issuance and extinguishment	—	(1,897)
Proceeds from accounts receivable facilities	175,322	330,061
Repayments under accounts receivable facilities	(183,347)	(349,015)
Treasury stock acquired	(182,932)	(101,406)
Tax withholdings related to share settlements, net of purchase plans	(7,595)	(12,539)
Dividends	(78,868)	(74,936)
Contribution from non-controlling interest	7	9
Net cash flows used by financing activities	(313,759)	(599,479)
Effect of exchange rate changes on cash	891	7,077
Increase (decrease) in cash, restricted cash, and cash equivalents	263,838	(83,526)
Cash, restricted cash and cash equivalents at beginning of period	595,717	679,243
Cash, restricted cash and cash equivalents at end of period	$859,555	$595,717

Supplemental information:
Cash paid for income taxes	$158,455	$199,883
Cash paid for interest	49,463	64,431

Cash and cash equivalents	$857,922	$592,332
Restricted cash	1,633	3,385
Total cash, restricted cash and cash equivalents	$859,555	$595,717

(CMC Fourth Quarter Fiscal 2024 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Settlement of New Markets Tax Credit transactions” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. In prior periods, the Company included within the definition of core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share an adjustment for “Mill operational commissioning costs” related to the Company’s third micro mill, which was placed into service during the fourth quarter of fiscal 2023. Periods commencing subsequent to February 29, 2024 no longer include an adjustment for mill operational commissioning costs. Accordingly, the Company has recast core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all prior periods to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2024	5/31/2024	2/29/2024	11/30/2023	8/31/2023	8/31/2024	8/31/2023
Net earnings	$103,931	$119,440	$85,847	$176,273	$184,166	$485,491	$859,760
Interest expense	12,142	12,117	11,878	11,756	8,259	47,893	40,127
Income taxes	29,819	40,867	31,072	48,422	53,742	150,180	262,207
Depreciation and amortization	72,190	70,692	68,299	69,186	61,302	280,367	218,830
Asset impairments	6,558	146	4	—	3,734	6,708	3,780
Adjusted EBITDA	224,640	243,262	197,100	305,637	311,203	970,639	1,384,704
Non-cash equity compensation	9,173	12,846	14,988	8,059	16,529	45,066	60,529
Settlement of New Markets Tax Credit transactions	(6,748)	—	—	—	—	(6,748)	(17,659)
Core EBITDA	$227,065	$256,108	$212,088	$313,696	$327,732	$1,008,957	$1,427,574

Net sales	$1,996,149	$2,078,485	$1,848,287	$2,003,051	$2,209,228	$7,925,972	$8,799,533
Core EBITDA margin	11.4%	12.3%	11.5%	15.7%	14.8%	12.7%	16.2%

(CMC Fourth Quarter Fiscal 2024 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Year Ended
(in thousands, except per share data)	8/31/2024	5/31/2024	2/29/2024	11/30/2023	8/31/2023	8/31/2024	8/31/2023
Net earnings	$103,931	$119,440	$85,847	$176,273	$184,166	$485,491	$859,760
Asset impairments	6,558	146	4	—	3,734	6,708	3,780
Settlement of New Markets Tax Credit transactions	(6,748)	—	—	—	—	(6,748)	(17,659)
Total adjustments (pre-tax)	$(190)	$146	$4	$—	$3,734	$(40)	$(13,879)
Related tax effects on adjustments	40	(31)	(1)	—	(784)	8	2,915
Adjusted earnings	$103,781	$119,555	$85,850	$176,273	$187,116	$485,459	$848,796
Net earnings per diluted share	$0.90	$1.02	$0.73	$1.49	$1.56	$4.14	$7.25
Adjusted earnings per diluted share	$0.90	$1.02	$0.73	$1.49	$1.58	$4.14	$7.16

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